DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                           DENBURY RESOURCES ANNOUNCES
                PLANS TO DE-LIST FROM THE TORONTO STOCK EXCHANGE

News Release
Released at 7:30 AM CDT

     DALLAS - March 21, 2002 - Denbury Resources Inc. (NYSE / TSE symbols: DNR), announced today that it will de-list from The Toronto Stock Exchange ("TSE") as of the close of business on April 15, 2002. Since the Company's reincorporation in the United States in 1999, the Company's trading volume on the TSE has dropped substantially relative to the volume on the NYSE and the number of its Canadian shareholders has also declined. As a result, the Company felt like it could no longer justify the incremental cost of the dual listing. The Company's listing on the New York Stock Exchange will provide an active market in the Company's stock and will be available to all shareholders regardless of the country where they reside.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company and since 1993, all of its assets have been located in the United States. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

Upcoming Presentations
----------------------

     Mr. Gareth Roberts, President and CEO, will be presenting at the CIBC World Markets 2002 Global Energy Conference on Thursday, March 21st, at 2:50 P.M. EDT. The presentation by Mr. Roberts will be webcast, available from the Company's website at www.denbury.com


                        For further information contact:
                             DENBURY RESOURCES INC.

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com